Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Critical Metals Corp. on Form S-8 of our report dated November 9, 2023 with respect to our audits of the consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, appearing in the Prospectus, which is part of the Registration Statement on Form F-1, as amended (File No. 333-278400).

/s/ Marcum llp

Marcum llp

Houston, Texas

June 6, 2024